Exhibit 10.32

LICENSE AGREEMENT

by and between

BIONIK LABORATORIES CORP.

and

China Bionik Medical Rehabilitation Technology Ltd.

May 17th, 2017

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION		1
	1.1	Definitions	1
	1.2.	Interpretation	4
2.	LICENSE		4
	2.1.	Grant	4
	2.2.	Sublicenses.	5
	2.3.	Sublicense Continuation	5
	2.4.	Ownership of IE Intellectual Property	5
	2.5.	Limitations on Licensor	5
3.	COVENANTS		5
	3.1.	Use of IE Intellectual Property	5
	3.2.	Recordation of License	5
4.	CONFIDENTIALITY		5
	4.1.	Definition of Confidential Information	5
	4.2.	Secrecy and Use	6
	4.3.	Authorized Disclosure	6
	4.4.	Notification	7
	4.5.	Remedies	7
	4.6.	Survival	7
5.	INVENTIONS; ACCESS TO IMPROVEMENTS; PATENTS		7
	5.1	Improvements and Inventions	7
	5.2.	No Ownership	7
	5.3	Ownership of Inventions, and Improvement	7
	5.4.	Disclosure of Inventions and Improvements	7
	5.5.	Sublicenses	8
	5.6.	Patent Prosecution	8
	5.7.	Infringement of IE Patents	8
	5.8.	Infringement of Third Party Patents	8
6.	TERM AND TERMINATION; EFFECT OF TERMINATION		8
	6.1	Term	8
	6.2.	Early Termination	8
	6.3.	Effect of Termination	9
	6.4.	Provisions to Survive Termination	9
7.	LIABILITY AND INDEMNIFICATION		9
	7.1.	Indemnification by Licensee	9
	7.2.	Indemnification by Licensor	10
	7.3.	Limitation of Liability	10
8.	REPRESENTATIONS AND WARRANTIES		10
	8.1.	Representation by Licensee	10
	8.2.	Representation by Licensor	11
9.	DISPUTE RESOLUTION		12
	9.1	Dispute Resolution	12
	9.2.	Other Matters Unaffected	13
10.	MISCELLANEOUS		13
	10.1.	Notices	13
	10.2.	Entire Agreement	14
	10.3.	No Implied Waivers	14
	10.4.	Severance	14
	10.5.	Amendments	14
	10.6.	No Assignment	14
	10.7.	Further Actions	14
	10.8.	Governing Law	14
	10.9.	Counterparts	14

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is entered into as of May 17th, 2017 (the “Effective Date”) between Bionik Laboratories Corp., a corporation organized under the laws of Toronto, Canada, with principal offices at 483 Bay Street, Office N105, Toronto ON M5G 2C9, Canada (“Licensor” or “BIONIK”) and China Bionik Medical Rehabilitation Technology Ltd, a company organized under the laws of the PRC, with principal offices at Waterside Pavilion Garden No. I building, suite 2003, Nankai district, Tianjin, P.R. China (“Licensee”).

Certain capitalized terms used in this Agreement are defined in Section 1.1. Capitalized terms used in this Agreement and not herein defined shall have the meanings described to those terms in the JV Contract (as defined below).

RECITALS

1.          Licensor has entered into a co-operative joint venture contract (the “JV Contract”) with Ginger Capital Investment Holding, Ltd. (“GC”), dated as of the date hereof, for the establishment of Licensee. Pursuant to the JV Contract, Licensor and Licensee shall enter into a license agreement, which will specify the terms upon which Licensor will license the BIONIK Intellectual Property to Licensee for the purposes of commercializing Licensed Products in the Territory and to obtain CFDA approval.

2.          Licensor is willing to grant, and Licensee is willing to accept, this license related rights herein in the BIONIK Intellectual Property upon the terms and conditions set forth herein.

Now, therefore, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION.

1.1.          Definitions.

“Affiliate” means, with regard to a given person, a person that controls, is controlled by, or is under common control with, the given person where “control” means (i) ownership of more than fifty percent (50%) of the equity interest or voting stock, (ii) the power to appoint or elect a majority of the directors, or (iii) the power to direct the management and policies of a person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning given in the first paragraph of this Agreement.

“Approval Authority” has the meaning given in Section 3.2 of the Agreement.

“CFDA” shall mean China Food and Drug Administration (formerly State Food & Drug Administration or “SFDA”)

“Confidential Information” has the meaning given in Section 4.1 of this Agreement.

“Control” with respect to Intellectual Property means the ownership thereof or the right to grant a license with respect thereto without the consent of, or payment to, any Third Party.

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“Disclosing Party” has the meaning given in Section 4.1 of this Agreement.

“Distribution Agreement” means that certain Distribution Agreement between the Parties dated as of the date hereof.

“Effective Date” has the meaning given in the first paragraph of this Agreement.

“GC” has the meaning given in the Recitals.

“Hong Kong” means the Special Administrative Region of Hong Kong.

“Improvement” means any improvement or modification of a Licensed Product.

“Information” means clinical data, inventions, clinical practices, clinical methods, clinical knowledge, clinical know-how, skill, experience.

“Invention” means any and all discoveries, developments, Improvements, modifications and other inventions (whether patentable or not patentable) specifically related to the Licensed Product or otherwise necessary or useful for CFDA application, training of clinical staff in China, or commercialization of the Licensed Product made in the course of activities performed under this Agreement by or on behalf of either party or both parties.

“BIONIK Infringement Claim” has the meaning given in Section 5.55 of this Agreement.

“BIONIK Patents” means all Patents Controlled by BIONIK or its Affiliates that claim inventions necessary for the use, commercialization, sale, offer for sale and/or importation of Licensed Products within the Licensed Field in the Territory. BIONIK Patents are listed on Schedule II.

“BIONIK Trademarks” means those trademarks owned by Licensor or its Affiliates and listed in Schedule III.

“BIONIK Intellectual Property” has the meaning given in Section 2.1 of this Agreement.

“Intellectual Property” means any and all: (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all re-issuances, continuations, continuations in part, revisions, extensions and re-examinations thereof; (ii) registered and unregistered trademarks, service marks, trade dress, logos, trade names, assumed names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, works of authorship; (iv) rights in the nature of the aforesaid items in any country, and rights to sue for passing off (whether for past, present or future infringement).

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“Joint Inventions” has the meaning given in Section 5.22 of this Agreement.

“JV Contract” has the meaning given in the Recitals.

“Licensed Field” means medical devices used in hernia repair, surgical retraction, catheter fixation and diverticular repair.

“Licensed Products” means those products as listed in Schedule I and the Acquired Future Products as defined under the Distribution Agreement.

“Licensee” has the meaning given in the first paragraph of this Agreement.

“Licensor” has the meaning given in the first paragraph of this Agreement.

“Losses” has the meaning given in Section 7.1 of this Agreement.

“Macau” means the Special Administrative Region of Macau.

“Patent” means (a) unexpired and currently in-force letters patent (or other equivalent legal instrument), including without limitation utility and design patents, and including without limitation any extension, substitution, registration, confirmation, reissue, re-examination or renewal thereof, (b) applications for letters patent, a reissue application, a continuation application, a continuation-in-part application, a divisional application or any equivalent of the foregoing applications, that are pending at any time during the term of this Agreement before a government patent authority and (c) all foreign or international equivalents of any of the foregoing in any country.

“PRC” means the People’s Republic or China (solely for the purpose of this Agreement, excluding the province of Taiwan, Hong Kong and Macau).

“Proprietary Information” shall mean any information or Intellectual Property of a party that is of a proprietary and confidential nature, including, but not limited to trade clinical methods, clinical processes, clinical documentation and techniques.

“Receiving Party” has the meaning given in Section 4.1 of this Agreement.

“Regulatory Approval” means, with respect to a Licensed Product, any and all approvals, licenses, registrations or authorizations necessary for the sale and marketing of the Licensed Product throughout the Territory.

“Sole Inventions” has the meaning given in Section 5.2 of this Agreement.

“Term” has the meaning given in Section 6.1 of this Agreement.

“Territory” means the PRC, Hong Kong, and Macau.

“Third Party Infringement Claim” has the meaning given in Section 5.66 of this Agreement.

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1.2.          Interpretation.

(a)          Any reference herein to any Section, subsection or paragraph is to such Section, subsection or paragraph in this Agreement unless the context otherwise requires.

(b)          The italicized typeface, headings and titles herein are used for convenience of reference only and shall not affect the construction of this Agreement.

(c)          Unless the context otherwise requires, words importing the singular include the plural and vice versa, and pronouns importing a gender include all other genders.

(d)          Reference to any legislation or law or to any provision thereof shall include references to any such legislation or law as it may, after the Effective Date, from time to time, be amended, supplemented or re-enacted, and any reference to a statutory provision shall include any subordinate legislation or administrative rules or regulations made from time to time under that provision.

(e)          The terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement or specified Sections or subsections of this Agreement, as the case may be.

(f)          Reference to the word “include” shall be construed without limitation.

(g)          Any word or phrase defined in the body of this Agreement as opposed to being defined in Section 1.1 above shall have the meaning assigned to it in such definition throughout this Agreement, unless the contrary is expressly stated or the contrary clearly appears from the context.

(h)          “person” means an individual, firm, partnership, joint venture, company, corporation, body corporate, unincorporated body of persons or any state or any agency of a state.

(i)           Where any obligation in this Agreement is expressed to be undertaken or assumed by any party, that obligation is to be construed as requiring the party concerned to exercise, to the extent possible, all rights and powers of control over the affairs of any other person which it is able to exercise (whether directly or indirectly) in order to secure performance of the obligation.

(j)            Reference to “parties” means the parties to this Agreement and to a “party” means a party to this Agreement.

(k)           Where a word or expression is defined herein, cognate words and expressions will, if capitalized, be construed analogously.

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2.          LICENSE.

2.1.          Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee the following exclusive (even as to Licensor), revocable, royalty-free right and license under BIONIK Patents and BIONIK Trademarks (collectively, the “BIONIK Intellectual Property”), to import, sell, offer for sale or have sold Licensed Products in the Licensed Field in the Territory and to apply for and obtain CFDA and such other approvals necessary for the commercialization of the Licensed Products in the Territory. The license is revocable only for good cause during the Terms of this Agreement, which includes but is not limited to missing the Milestones as set forth in Schedule IV of the Distribution Agreement.

2.2.          Ownership of BIONIK Intellectual Property. Licensee acknowledges that Licensor is the owner of the BIONIK Intellectual Property, and agrees that it will do nothing inconsistent with such ownership, and that all uses of the BIONIK Intellectual Property by Licensee shall solely and exclusively inure to the benefit of and be on behalf of Licensor. Licensee agrees that nothing in this Agreement shall give Licensee any right, title or interest in the BIONTK Intellectual Property other than the right to use the BIONIK Intellectual Property in accordance with the terms of this Agreement, and Licensee agrees that it will not at any time use the BIONIK Intellectual Property without Licensor’s permission except as permitted by this Agreement or applicable law. Licensee shall not register the BIONIK Intellectual Property in any forum or in any jurisdiction without Licensor’s express prior written consent, which may be granted or withheld in Licensor’s absolute discretion, and Licensor shall retain the exclusive right to apply for and obtain registrations for the BIONIK Intellectual Property throughout the world.

2.3.          Limitations on Licensor. Licensor agrees and undertakes to Licensor that, during the term of this Agreement, it will not, and will procure that none of its Affiliates will, enter into any agreement with any third party which permits such third party to license or sublicense, market, sell, use, or otherwise distribute, directly or indirectly, the BIONIK Intellectual Property in the Licensed Field in the Territory.

3.          COVENANTS.

3.1.          Use of BIONIK Intellectual Property. Licensee shall only use the BIONIK Intellectual Property in the Licensed Field in the Territory in accordance with Section 2 of the Agreement, unless expressly consented to in writing by Licensor.

3.2.          Recordation of License. The parties shall cooperate to carry out formalities to register this Agreement with the Ministry of Commerce of the PRC or its authorized local office in charge of technology importation (the “Approval Authority”) within sixty (60) days after the Effective Date if required by applicable Laws. The parties will cooperate to determine the appropriate party to effect the recordation. The recording party will promptly record the license, with the parties bearing the cost of recording evenly.

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4.          CONFIDENTIALITY

4.1.          Definition of Confidential Information. As used herein, “Confidential Information” means any information, whether in written, visual, oral, electronic or other form, furnished by either Party, its Affiliates, or their respective agents and employees (the “Disclosing Party”), to the other Party, its Affiliates, or their respective agents and employees (the “Receiving Party”) under this Agreement, including the Proprietary Information of the Disclosing Party, except to the extent that the Receiving Party can establish by competent proof that such information: (a) was already known to the Receiving Party, as shown by its written records, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party; (b) was publicly available at the time of its disclosure by the Disclosing Party; (c) became publicly available after its disclosure by the Disclosing Party, other than through any violation of confidentiality owed to the Disclosing Party; (d) became available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party, provided that such source is not bound by a confidentiality agreement with the Disclosing Party with respect to such information; or (e) was independently developed by the Receiving Party without reference to the Confidential Information.

4.2.          Secrecy and Use.

In its handling of the Confidential Information, the Receiving Party will use the same standard of care used by the Receiving Party to avoid disclosure, publication, dissemination and unauthorized use of its most sensitive and confidential information, but in no case, less than a standard of reasonable care.

(a)          The Receiving Party, and any person to whom the Receiving Party discloses Confidential Information as provided herein, will not disclose, publish or disseminate the Confidential Information to any Person, including any Affiliate of the Receiving Party, except that the Receiving Party may disclose the Confidential Information to those of its Affiliates, and such of its and such Affiliates’ employees, agents, or representatives, who have a need to receive such Confidential Information as a result of their specific responsibilities under this Agreement and who agree to be bound by the confidentiality obligations of the Receiving Party, including, without limitation, the provisions of this Section; provided, however, that neither Party will disclose, publish or disseminate, or permit its Affiliates, and such of its and such Affiliates’ employees, agents or representatives, to disclose, publish or disseminate, any information, whether or not Confidential Information, which bears the name of the other Party or its Affiliates, without the prior written consent of such other Party, which consent will not be unreasonably withheld.

(b)          The Receiving Party, and any Person to whom the Receiving Party discloses Confidential Information as provided herein, will not use Confidential Information, including any derivation from, or modification of Confidential Information, or any ideas, concepts and/or techniques contained therein, for any purpose whatsoever other than as expressly provided in this Agreement.

(c)         The Receiving Parry will secure all Confidential Information in written or electronic form, and all copies, notes and records thereof, in a manner consistent with company policy of the Receiving Party regarding the handling of confidential formation.

4.3.          Authorized Disclosure. Notwithstanding the foregoing, the Parties may with prior written approval of the Party who disclosed the Confidential Information reveal Confidential Information to government personnel to the extent necessary to obtain any required governmental approval, to outside lawyers, accountants and consultants to the extent necessary for them to provide their professional assistance, and to a court of competent jurisdiction to the extent necessary for response to a valid order, provided that Confidential Information so revealed in written form is marked confidential and that such government personnel and outside individuals shall be requested to undertake to respect the confidentiality provisions of this Contract.

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4.4.          Notification. The Receiving Party will notify the Disclosing Party immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party’s discovery of any loss or compromise of the Disclosing Party’s Confidential Information.

4.5.          Remedies. Each Party agrees that the unauthorized use or disclosure of any Confidential Information by the Receiving Party in violation of this Agreement will cause severe and irreparable damage to the Disclosing Party and its Affiliates. In the event of any violation of this Section, the Receiving Party agrees that the Disclosing Party and/or its Affiliates will be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, as well as any other relief permitted by applicable Laws. The Receiving Party will waive any requirement that the Disclosing Party and/or its Affiliates post bond as a condition for obtaining any such relief.

4.6.          Survival. The provisions of this Section will be in effect for a period often (10) years following the termination or expiration of this Agreement.

5.          INVENTIONS; ACCESS TO IMPROVEMENTS; PATENTS

5.1.          No Ownership. Licensee acknowledges and agrees that no proprietary rights or interest in and to the BIONIK Intellectual Property are conferred upon Licensee by this Agreement except for the license rights as expressly set forth in this Agreement. Notwithstanding the foregoing, Licensee retains all of its own trademarks and other property rights, whether existing at the Effective Date or created thereafter and whether or not used in connection with the Licensee’s business.

5.2.          Ownership of Inventions and Improvements. Any Invention or Improvement made solely by employees, agents, or independent contractors of a party or its Affiliates in the course of performing activities under this Agreement, together with all Intellectual Property rights therein (“Sole Inventions”), shall be owned by Licensor. Any Invention or Improvement made jointly by at least one (1) employee, agent, or independent contract of each party or such party’s affiliate, together with al1 Intellectual Property rights therein (“Joint Inventions”), shall also be owned Licensor. Sole Inventions and Joint Inventions may not be used by Licensee without the express written consent of Licensor.

5.3.          Disclosure of Inventions and Improvements. Each Party shall promptly disclose to the other Party in writing any Inventions or Improvements and any written Invention or Improvement disclosures, or other similar documents, submitted to it by its employees, agents, or independent contractors describing each and every Invention and Improvements and all Information relating to such Invention and Improvements.

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5.4.          Patent Prosecution. Licensor shall have the first right and authority to file, prosecute, and maintain BIONIK Patents, at its sole discretion and sole cost, subject to this Section 5.44. Licensor shall provide Licensee with the opportunity to review and comment on any and all prosecution efforts, but in no case less than thirty (30) days prior to any filing deadlines, regarding the BIONIK Patents within the Territory; provided that Licensor shall have final control over such prosecution efforts after reasonably considering Licensee’s comments, if any. Licensor shall provide Licensee with a copy of material communications from patent authorities in the Territory regarding the BIONIK Patents, and shall provide drafts of any material filings or responses to be made to such patent authorities in a timely manner. Notwithstanding the foregoing, if Licensor determines in its sole discretion to abandon or not maintain in the Territory any BIONIK Patents, Licensor shall provide Licensee with at least forty-five (45) days prior written notice of such determination and, if Licensee so requests, shall provide Licensee with the opportunity to prosecute and maintain such BIONIK Patent in the Territory in the name of Licensor.

5.5.         Infringement of BIONIK Patents. If Licensee’s (or its subsidiaries’) management becomes aware of actual or threatened infringement or misappropriation of Licensor’s rights in or to the BIONIK Patents in the Territory (an “BIONIK Infringement Claim”), Licensee shall promptly provide written notice thereof to Licensor. Licensee shall fully cooperate with Licensor in pursuing any legal action deemed appropriate in Licensor’s sale discretion in respect of such BIONIK Infringement Claim, including furnishing documentary and oral evidence reasonably requested from Licensor. Licensee shall not conduct or institute any action with respect to such infringement without the prior written consent of Licensor. Licensee may request that Licensor pursue the BIONIK Infringement Claim against such third party. Licensor shall have full discretion with respect to all such actions, however Licensor shall not settle any BIONIK Infringement Claim without the consent of Licensee if the settlement would negatively impact on Licensee. Licensor agrees to discuss in good faith such proposed BIONIK Infringement Claim for up to sixty (60) days with Licensee; provided, however, that nothing herein shall be deemed to require Licensor to pursue such BIONIK Infringement Claim or any other claim against a third party.

5.6.          Infringement of Third Party Patents. If the development, manufacture, use, sale, offer for sale, import or export of the Licensed Product in the Licensed Field in the Territory results in a claim for Patent infringement by a third party, (a “Third Party Infringement Claim”) the party first having notice of such claim shall promptly provide written notice thereof to the other party. Licensee may, but shall not be obligated to, assume control of the defense of the Third Party Infringement Claim, and Licensor shall fully cooperate with Licensee in pursuing any legal action deemed appropriate in Licensee’s sole discretion in respect of such Third Party Infringement Claim, including furnishing documentary and oral evidence reasonably requested from Licensee. Licensor shall not conduct or institute any action with respect to such infringement without the prior written consent of Licensee. Licensor may request that Licensee pursue the Third Party Infringement Claim against such third party. Licensee shall have full discretion with respect to all such actions, however Licensee shall not settle any Third Party Infringement Claim without the consent of Licensor if the settlement would negatively impact on Licensor. Licensee agrees to discuss in good faith such proposed Third Party Infringement Claim for up to sixty (60) days with Licensor; provided, however, that nothing herein shall he deemed to require Licensee to pursue such Third Party Infringement Claim or any other claim against a third party.

6.          TERM AND TERMINATION; EFFECT OF TERMINATION.

6.1.          Term. The Agreement shall take effect from the Effective Date and remain in effect as long as the JV Contract is effective (the “Term”) unless this Agreement is terminated earlier pursuant to Section 6.2.

6.2.          Early Termination. Either party shall have the right to terminate this Agreement for so long as any of the following events occurs and continues:

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(a)          Either party or its Affiliates breaches a material provision of this Agreement and such breach, if capable of being cured, is not cured within sixty (60) days after the date of written notification of such breach, in which event only the non-breaching party has the right to terminate;

(b)          Either party becomes bankrupt, or is the subject of proceedings for liquidation or dissolution, or ceases to carry on business or becomes unable to pay its debts as they come due, in which event the other patty has the right to terminate;

(c)          Either party may terminate this Agreement immediately upon the expiration or termination of the JV Contract, or the Distribution Agreement, each in accordance with its terms; and

(d)          Either Party engages in any act of fraud or commits any crime which has resulted in a material effect on such Party’s capacity to perform this Agreement.

In the event a Party desires to terminate this Agreement, parties will follow the termination process as set forth under Section 16.4 of the JV Contract.

6.3.          Effect of Termination.

(a)          Upon early termination of this Agreement, (i) Licensee’s license to BIONIK Intellectual Property shall terminate, and (ii) the obligations of both parties under this Agreement shall terminate, subject to Section 6.4.

(b)          Expiration or termination of this Agreement shall not relieve the parties of any obligation or liability accruing prior to such expiration or termination.

6.4.          Provisions to Survive Termination. The provisions of this Section 6 and of Sections 4 (Confidentiality), 5 (Inventions; Access to Improvements; Parents), 7 (Liability and Indemnification), 9 (Dispute Resolution) and 10 (Miscellaneous) shall survive termination or expiration of this Agreement.

7.          LIABILITY AND INDEMNIFICATION

7.1.          Indemnification by Licensee. Licensee agrees to indemnify, defend, and hold Licensor (including its officers, directors, shareholders, employees, trustees, agents, lab directors, technologists and other staff or representatives) harmless from and against all third party liability, demands, claims, damages, expenses and losses, including reasonable attorney’s fees (collectively, “Losses”), arising out of any breach by Licensee of its representations, warranties and obligations under this Agreement.

Licensor will promptly notify Licensee of any threatened or pending claims, demands, causes of action, losses, damages, penalties, fines, expenses or judgments that could give rise to an obligation to indemnify under this Section. Licensee will control the defense of any action in which Licensor is indemnified hereunder, including the right to select counsel, and to settle any claim; provided that, without the written consent of Licensor (which will not be unreasonably withheld or delayed), Licensee will not agree to settle any claim against Licensor to the extent such settlement would create any obligation or action on the part of Licensor other than the payment of money (subject to indemnification) or would have a material, adverse effect on Licensor. Licensor will cooperate as reasonably requested (at the expense of Licensee) in the defense of any such action.

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7.2.          Indemnification by Licensor. Licensor agrees to indemnity, defend, and hold Licensee (including its officers, directors, shareholders, employees, trustees, agents, lab directors, technologists and other staff or representatives) harmless from and against all Losses, arising out of (i) any breach by Licensor of its representations, warranties and obligations under this Agreement, (ii) any claim brought by a third party to the extent It alleges damages resulting from a problem or defect with the BJONIK Intellectual Property, or (iii) any claim brought by a third party to the extent it alleges that and BIONIK Intellectual Property infringes any patent, copyright, or trademark, or misappropriates any trade secret, of that third party.

Licensee will promptly notify Licensor of any threatened or pending claims, demands, causes of action, losses, damages, penalties, fines, expenses or judgments that could give rise to an obligation to indemnify under this Section, Licensor will control the defense of any action in which Licensee is indemnified under this Agreement, including the right to select counsel, and to settle any claim; provided that, without the written consent of Licensee (which will not be unreasonably withheld or delayed), Licensor will not agree to settle any claim against Licensee to the extent such settlement would create any obligation or action on the part of Licensee other than the payment of money (subject to indemnification) or would have a material, adverse effect on Licensee. Licensee will cooperate as reasonably requested (at the expense of Licensor) in the defense of any such action.

7.3.          Limitation of Liability. IN NO EVENT SHALL EITHER PARTY OR ITS AGENTS, OFFICERS, OR EMPLOYEES, BE LIABLE FOR ANY SPECIAL DAMAGES, INCIDENTAL DAMAGES, INDIRECT DAMAGES, CONSEQUENTIAL DAMAGES, OR EXEMPLARY DAMAGES WHATSOEVER (INCLUDING DAMAGES FOR LOSS OF PROFITS, BUSINESS INTERRUPTION, LOSS OF INFORMATION), HOWEVER CAUSED, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED TO THE OTHER PARTY IN ADVANCE; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT APPLY TO AND SHALL NOT BE CONSTRUED TO PRECLUDE RECOVERY FROM AN INDEMNFYING PARTY BY AN INDEMNFIED PARTY IN RESPECT OF ANY OF SUCH LOSSES DIRECTLY INCURRED FROM THIRD PARTY CLAIMS.

8.          REPRESENTATIONS AND WARRANTIES.

8.1.          Representation by Licensee. Licensee represents, warrants and covenants to Licensor that:

(a)          Licensee is a company duly organized and validly existing under the laws of the PRC;

(b)          this Agreement constitutes a valid and legally binding agreement of Licensee, enforceable against Licensee in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

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(c)          Licensee has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement;

(d)          neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate any provision of the articles of organization, bylaws or other governing instruments of Licensee or any law, rule, regulation, writ, Judgment, injunction, decree, determination, award or other order of any court or governmental agency or instrumentality, domestic or foreign, or conflict with or result in any breach of any of the terms of or constitute a default under or result in termination of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to the terms of any contract or agreement to which Licensee is a party or by which Licensee or any of its assets is bound; and

(e)          Licensee shall at all times comply with all material laws and regulations applicable to its activities under this Agreement.

8.2.          Representation by Licensor.

Licensor represents and warrants to Licensee that:

(a)          Licensor is a corporation duly organized and validly existing under the laws of’ Canada;

(b)          this Agreement constitutes a valid and legally binding agreement of Licensor, enforceable against Licensor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(c)          Licensor has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement;

(d)          neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate any provision of the articles of organization, bylaws or other governing instruments or Licensor or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court or governmental agency or instrumentality, domestic or foreign, or conflict with or result in any breach of any of the terms of or constitute a default under or result in termination of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security Interest or other charge or encumbrance of any nature pursuant to the terms of any contract or agreement, including the Previous License, to which Licensor is a party or by which Licensor or any of its assets is bound;

(e)          Licensor is the sole and exclusive owner or licensee of the BIONIK Intellectual Property;

(f)          Licensor has the power and authority to make the grant of rights to Licensee as provided in Section 2.1 of this Agreement with respect to all BIONTK Intellectual Property;

(g)          Licensor shall at all times comply with all material laws and regulations applicable to its activities under this Agreement;

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(h)          there is no pending or, to Licensor’s knowledge, threatened claim, litigation or any other proceeding brought by a third party against Licensor claiming that the use of BIONIK Intellectual Property in the Territory, or the sale or offer for sale of Licensed Products in the Territory, constitutes or would constitute infringement of such third party’s Intellectual Property rights, and Licensor has no present knowledge of any third party Intellectual Property right that would reasonably be expected to give rise to any such claim, litigation or proceeding

(i)          (i) such Regulatory Approvals as have been granted with respect to Licensed Products are in full force and effect and have been duly and validly issued, (ii) Licensor has made available to the Licensee complete and correct copies of all Regulatory Approvals for the Territory, if any and (iii) Licensor has sought Regulatory Approval for all Licensed Products in the InMotion family other than in the Territory; and

(j)          Licensor has not entered and will not enter into any agreement with any third party which would be in conflict with Licensor’s obligations under this Agreement,

9. DISPUTE RESOLUTION

9.1.          Dispute Resolution,

(a)          Any dispute, controversy or claim arising out of or relating in any way to this Agreement, including without limitation any dispute concerning the construction, validity, interpretation, enforceability or breach of this Agreement shall be exclusively resolved by binding arbitration upon a party’s submission of the dispute to arbitration. In the event of a dispute, controversy or claim arising out of or relating in any way to this agreement/the relationship, the complaining party shall notify the other party in writing thereof. Within thirty (30) days of such notice, management level representatives of both parties shall meet at an agreed location to attempt to resolve the dispute in good faith, Should the dispute not be resolved within thirty (30) days after such notice, the complaining party shall seek remedies exclusively through arbitration. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after two years from when the aggrieved party knew or should have known of the controversy, claim, dispute or breach.

(b)          This Agreement to arbitrate shall be specifically enforceable. A party may apply to any court with jurisdiction for interim or conservatory relief, including without limitation a proceeding to compel arbitration.

(c)          The arbitration shall be conducted by three arbitrators, Each party shall select an arbitrator within ten (10) days of commencement of arbitration and the two designated arbitrations shall select a third neutral arbitrator within twenty (20) days of their selection, If the two arbitrators cannot select the arbitrator, the arbitrator shall be selected by the American Arbitration Association;

(d)          The arbitration shall be conducted in accordance with the then existing Commercial Rules of the American Arbitration Association.

(e)          The arbitration shall be conducted in New York, New York.

(f)          The law of the State of New York shall be applied in any arbitration proceedings, without regard to principles of conflict of laws.

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(g)          The cost of the arbitration proceeding and any proceeding in court to confirm or to vacate any arbitration award, as applicable (including, without limitation, reasonable attorneys’ fees and costs), shall be borne by the unsuccessful party, as determined by the arbitrators, and shall be awarded as part of the arbitrators’ award. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this Section by bringing a suit in any court of competent jurisdiction. The parties agree that the arbitrators shall have authority to grant injunctive or other forms of equitable relief to any party. This Section shall survive the termination or cancellation of this Agreement.

(h)          Each party shall pay its own proportionate share of arbitrator fees and expenses plus the fees and expenses of the arbitrator it designated and the arbitration fees and expenses of the American Arbitration Association. The arbitrators shall be entitled to award the foregoing arbitration and administrative fees and expenses as damages,

9.2.          Other Matters Unaffected. During the period when a dispute is being resolved, except for the matter being disputed, the parties shall in all other respects continue their implementation of this Agreement.

10.         MISCELLANEOUS.

10.1.          Notices. Notices or other communications required to be given by either party pursuant to this Agreement shall be written in English and Chinese and sent in letter form or by facsimile to the address of the other party set forth below or to such other address as may from time to time be designated by the other party through notification to such party. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

(a)	Notices given by personal delivery shall be deemed effectively given on the date of personal delivery;

(b)	Notices given in letter form shall be deemed effectively given on the seventh day after the date mailed (as indicated by the postmark) by registered airmail, postage prepaid, or the third day after delivery to an internationally recognized courier service;

(c)	Notices given by facsimile shall be deemed effectively given upon receipt by the sender of a confirmed transmittal receipt;

If to Licensor:	Bionik Laboratories Corp.
483 Bay Street, office NlO5 Toronto, ON M5G 2C9
Canada

Attention: Peter Bloch
Phone Number: (416) 640-7887
Email: pb@bioniklabs.com

If to Licensee: China Bionik Medical Rehabilitation Technology Ltd.

P.R. China Attention:
Fax Number: +86-
Email:

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10.2.          Entire Agreement. This Agreement and its schedules hereto constitute the complete and only agreement between the Parties on the subject matter of this Agreement and replaces all previous oral or written agreements, contracts, understandings and communications of the Parties in respect of the subject matter of this Agreement.

10.3.          No Implied Waivers. A party that m a particular situation waives its rights in respect of a breach of contract by the other party shall not be deemed to have waived its rights against the other party for a similar breach of contract in other situations.

10.4.          Severance. If any provision of this Agreement or part thereof is rendered void, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10.5.          Amendments. This Agreement may be amended but only in a writing executed by authorized representatives of the Parries.

10.6.          No Assignment. This Agreement shall be binding upon and shall be enforceable by each party hereto and its respective successors and assigns. No party may assign any of its rights or obligations hereunder to any person or party without the prior written approval of the other party.

10.7.          Further Actions. Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate m order to carry out the purpose and intent of this Agreement.

10.8.          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws thereunder.

10.9.          Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

[The remainder of this page is intentionally left blank.]

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IN WITNESS HEREOF, both parties hereby cause this Agreement to be executed by their duly authorized representatives on May -, 2017.

BIONIK LABORATORIES CORP.

By:	/s/ Peter Bloch
	Name:	Peter Bloch
	Capacity:	CEO

China Bionik Medical Rehabilitation Technology Ltd.

By:	/s/ Rongrong Jiang
	Name:	Rongrong Jiang
Capacity:

/s/ Jia Cai
Jia Cai

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Schedule I Licensed Products

As defined in in Schedule I of the related JV agreement dales May 17th, 2017

Schedule II

BIONIK Patents

As defined in in Schedule nr of the related .IV agreement dates May 17th, 2017

Schedule III

BIONIK Trademarks

As defined in in Schedule 111 of the related JV agreement dales May 17th, 2017